February 7, 2008	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail:rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.

ANNOUNCES FIRST QUARTER CHARGE ON AMF ULTRA SHORT MORTGAGE FUND

Pittsburgh, Pa, February 7, 2008 -- Fidelity Bancorp, Inc. (the “Company”) the holding company for Fidelity Bank, PaSB of Pittsburgh, Pennsylvania (NASDAQ:FSBI) today announced that in connection with the preparation of its financial statements for the quarter ended December 31, 2007, it determined to take a non-cash after-tax charge to earnings of $244,000, or $0.08 per fully diluted share, as a result of an other than temporary impairment in the value of the AMF Ultra Short Mortgage Fund it holds in its investment portfolio. As a result, net income for the quarter ended December 31, 2007 is $861,000 or $0.28 per fully diluted share, compared to net income of $1.1 million or $0.36 per fully diluted share as previously reported in the Company’s press release dated January 16, 2008.

President and CEO Richard Spencer stated: “We do not believe this impairment is related to credit quality but rather to the continuing uncertainty in spreads in the bond market for mortgage related securities. This uncertainty has negatively impacted the market value of the securities in the fund and thus the net asset value of the fund itself. While the underlying securities in the fund continue to carry investment grades and acceptable market yields, current accounting rules and related SEC guidance resulted in our determination that the impairment was other-than-temporary.”

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internetwebsite at www.fidelitybancorp-pa.com .

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

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Fidelity Bancorp, Inc. and Subsidiaries

Income Statements for the Three Months Ended

December 31, 2007 and 2006 - Unaudited

(In thousands, except per share data)

	Three Months Ended
	December 31,
	2007	2006

Interest income:
Loans	$7,329	$7,021
Mortgage-backed securities	940	1,090
Investment securities	1,923	2,054
Deposits with other institutions	5	8
Total interest income	10,197	10,173

Interest expense:
Deposits	3,379	3,199
Borrowed funds	2,880	3,290
Subordinated debt	137	234
Total interest expense	6,396	6,723

Net interest income before provision
for loan losses	3,801	3,450
Provision for loan losses	180	175
Net interest income after provision
for loan losses	3,621	3,275
Other income:
Loan service charges and fees	114	82
Gain on sale of investment
and mortgage-backed securities	—	72
Writedown of securities	(322)	—
Gain on sale of loans	12	15
Deposit service charges and fees	398	322
Other operating income	377	375
Total other income	579	866

Operating expenses:
Compensation and benefits	1,945	2,032
Office occupancy and equipment	233	279
Depreciation and amortization	148	163
Federal insurance premiums	13	13
Loss on sales of foreclosed real estate	5	43
Foreclosed real estate expense	21	3
Intangible amortization	8	10
Other operating expenses	713	562
Total operating expenses	3,086	3,105

Income before income tax provision	1,114	1,036
Income tax provision	253	204
Net income	$861	$832

Basic earnings per share	$0.29	$0.28
Diluted earnings per share	$0.28	$0.27

Balance Sheets, - Unaudited

(In thousands, except share data)

	December 31, 2007	September 30, 2007	December 31, 2006

Assets:
Cash and due from banks	$8,098	$10,848	$9,130
Interest-earning demand deposits	332	228	1,943
Securities available-for-sale	153,743	152,223	162,731
Securities held-to-maturity	68,983	74,553	82,480
Loans receivable, net	463,839	458,929	450,542
Loans held-for-sale	216	169	449
Foreclosed real estate, net	25	52	101
Federal Home Loan Bank stock, at cost	7,466	7,102	9,156
Accrued interest receivable	3,694	3,639	3,600
Office premises and equipment	5,743	5,825	5,979
Other assets	12,704	13,009	12,598
Total assets	$724,843	$726,577	$738,709

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$421,350	$433,555	$413,029
Short-term borrowings	34,041	23,618	64,343
Subordinated debt	7,732	7,732	10,310
Securities sold under agreement to repurchase	104,588	105,537	85,397
Advance payments by borrowers for taxes
and insurance	3,071	1,451	3,037
Long-term debt	103,988	104,050	114,234
Other liabilities	3,125	4,164	3,337
Total liabilities	677,895	680,107	693,687

Stockholders’ equity:
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,634,946,
3,606,722, and 3,589,775 shares issued	36	36	36
Treasury stock, 619,129, 619,129, and 609,029 shares	(10,382)	(10,382)	(10,205)
Additional paid-in capital	45,673	45,338	45,007
Retained earnings	13,557	13,115	11,492
Accumulated other comprehensive income,
net of tax	(1,936)	(1,637)	(1,308)
Total stockholders’ equity	46,948	46,470	45,022

Total liabilities and stockholders’ equity	$724,843	$726,577	$738,709

Other Data:
	At or For the Three Month Period Ended

	December 31,
	2007	2006
Annualized return on average assets	0.47%	0.45%
Annualized return on average equity	7.33%	7.46%
Equity to assets	6.48%	6.09%
Interest rate spread (tax equivalent)	2.16%	1.98%
Net interest margin (tax equivalent)	2.27%	2.07%
Non-interest expense to average assets	1.69%	1.69%
Loan loss allowance to gross loans	0.67%	0.59%
Non-performing loans and foreclosed real
estate to total assets at end-of-period	1.23%	0.34%

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